Exhibit 99.1

For Release at 1:05 p.m., PDT 10/27/11

Iteris Reports Second Fiscal Quarter 2012 Results

 — Net Sales and Contract Revenues up 15% to $14.4 Million —

SANTA ANA, Calif. — October 27, 2011 — Iteris, Inc. (NYSE Amex: ITI), a leader in traffic management solutions, reported financial results for its second fiscal quarter ended September 30, 2011.

Fiscal Q2 2012 Financial Highlights vs. Year-Ago Quarter

•            Net sales and contract revenues up 15% to $14.4 million

•            Contract revenues up 27% to $6.7 million

•            Net income totaled $1.3 million or $0.04 per share vs. $542,000 or $0.02 per share

•            Quarter-end cash was $22.8 million vs. $12.3 million

Fiscal Q2 2012 Financial Results

Net sales and contract revenues for the second quarter totaled $14.4 million, up 15% from $12.5 million in the same year-ago quarter. The increase was attributed to a 27% increase in Transportation Systems contract revenues and a 7% increase in net sales of Roadway Sensors products. The operating results for all periods do not include the operations of the divested Vehicle Sensors segment, which have been classified as a discontinued operation. The year-ago quarter did not include revenue from Meridian Environmental Technologies (MET), acquired by the company in January 2011.

Gross margin in the second quarter was 41.7% or $6.0 million, compared to 45.5% or $5.7 million in the same year-ago quarter. Gross margin in the second fiscal quarter of 2012 was impacted by seasonality associated with MET’s weather forecasting services during summer months as well as the mix Transportation Systems contracts. Roadway Sensors gross margin was strong for the quarter at greater than 50%.

Operating expenses increased 10% to $5.0 million in the second quarter. The increase was a result of additional Roadway Sensors sales and marketing costs, the inclusion of MET’s operating expenses, additional R&D costs related to new Roadway Sensors products, and the development of the iPerform™ performance management software.

The company reported a $4.3 million pre-tax gain on the sale of the Vehicle Sensors net assets and a provision of $3.2 million for federal and state income taxes, resulting in a net gain of $1.1 million. The effective tax rate applicable to the gain was impacted by goodwill of $4.7 million attributable to the Vehicle Sensors segment for which there is no corresponding tax basis. The company expects to utilize federal net operating loss carryfowards to substantially offset taxes payable on the transaction.

Net income was $1.3 million or $0.04 per diluted share in the second quarter of fiscal 2012 versus $542,000 or $0.02 per diluted share in the same year-ago quarter.

Cash at September 30, 2011 was $22.8 million, compared to $11.4 million at June 30, 2011. During the quarter, the company reduced its outstanding term debt by approximately $500,000 to $2.0 million.

Iteris initiated a stock buyback program in the second fiscal quarter of 2012 and repurchased approximately 132,000 shares of common stock during the quarter.

Fiscal Q2 2012 Operational Highlights

•                  Iteris was selected by the Virginia Department of Transportation (VDOT) for a five-year, $10 million contract to provide core 511 traveler information services, which includes Interactive Voice Response, aggregating transportation video, and managing web-based traveler information and other data.

•                  Partnered with Argentina-based Sutec Holding LLC to become the company’s designated supplier of non-invasive video detection technologies for its traffic signal control systems in Latin America.

•                  Signed $3.7 million in Transportation Systems consulting contracts during the quarter, resulting in total contract backlog of $26.9 million at September 30, 2011.

•                  Completed sale of Vehicle Sensors assets in July 2011 for $14 million in cash with $2 million subject to holdbacks and adjustments.

Management Commentary

“Our Vehicle Sensors divestiture was completed during the quarter, allowing us to turn our focus on enhancing and broadening the technologies that address our core market of Traffic Management,” said Abbas Mohaddes, president and CEO of Iteris. “Double-digit sales growth for the quarter confirms the execution of our accelerated growth strategy.

“During the quarter, we partnered with Sutec in Argentina to distribute our Roadway Sensors products in Latin America, and we recently announced our Vantage Vector™ detection product, which is a powerful sensor fusion of Video and Radar. We believe these developments both strengthen and expand our market-leading position with Roadway Sensors. We are planning for continued investment in R&D and sales and marketing in this area as we build upon the year-over-year growth.”

“Expanding our opportunities in 511 Traveler Information Systems is also a key element for growing our market share within Traffic Management,” continued Mohaddes. “The $10 million VDOT award during the quarter is a perfect example of solid execution in this area. The Transportation Systems segment revenues improved 27% year-over-year and we signed $3.7 million of new contracts during the quarter, with our new subsidiary MET contributing significantly to this success. While this segment has been hampered by soft spending, we firmly believe this market is recovering and expect continued increases in capital spending by the various local and regional agencies we serve.”

“Across the board, we are executing our strategic plan,” concluded Mohaddes. “We are a team now united with a clear focus to become the leader in providing information management solutions to the intelligent traffic management market. We plan to use our strong balance sheet to drive additional organic growth and strategic acquisitions.”

Conference Call

Iteris will conduct a conference call later today (October 27, 2011) at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fiscal second quarter 2012 results.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial (877) 941-2069 prior to the start time and provide the operator conference ID 4480544.

To listen to the live webcast, please visit the investor relations section of the Iteris website at: www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. EDT by dialing (877) 870-5176 and entering replay pin number 4480544. The telephone and webcast replay will be available until November 10, 2011.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at (949) 574-3860.

About Iteris, Inc.

Iteris, Inc. is a leader in traffic management focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure. Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout North America and in Europe and the Middle East. Investors are encouraged to contact us at (888) 329-4483 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the company’s expansion strategies and anticipated growth opportunities, statements about our future performance, operating results, financial condition and prospects, the market demand for and acceptance of our products, technologies, and services. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; the status of the residential and commercial real estate market; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products or services; our ability to successfully identify, complete, and integrate acquisitions of products, technologies, or companies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

For Information, Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel (949) 574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	March 31, 2011
	(unaudited)
ASSETS:
Cash	$22,843	$11,818
Trade accounts receivable, net	9,561	9,419
Costs and estimated earnings in excess of billings on uncompleted contracts	4,619	4,070
Inventories	2,066	2,392
Prepaid expenses and other current assets	695	392
Deferred income taxes	10,239	13,734
Property and equipment, net	2,151	2,461
Goodwill	16,522	16,599
Intangible and other assets, net	1,845	2,048
Assets of discontinued operation	—	7,672
Total assets	$70,541	$70,605

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$13,117	$13,147
Revolving line of credit	—	—
Unrecognized tax benefits	584	587
Term debt	2,049	2,964
Liabilities of discontinued operation	—	611
Total liabilities	15,750	17,309
Total stockholders’ equity	54,791	53,296
Total liabilities and stockholders’ equity	$70,541	$70,605

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010

Net sales and contract revenues:
Net sales	$7,741	$7,248	$14,636	$14,941
Contract revenues	6,652	5,218	13,649	11,430
Total net sales and contract revenues	14,393	12,466	28,285	26,371
Costs of net sales and contract revenues:
Cost of net sales	3,716	3,549	6,872	7,061
Cost of contract revenues	4,672	3,242	9,539	7,379
Gross profit	6,005	5,675	11,874	11,931
Operating expenses:
Selling, general, and administrative	4,429	3,940	9,130	8,165
Research and development	855	580	1,608	1,174
Amortization of intangible assets	102	26	202	50
Change in fair value of contingent consideration	(375)	—	(358)	—
Total operating expenses	5,011	4,546	10,582	9,389
Operating income	994	1,129	1,292	2,542
Non-operating income (expense):
Other income, net	(2)	19	1	20
Interest expense, net	(22)	(42)	(51)	(82)

Income from continuing operations before income taxes	970	1,106	1,242	2,480
Income tax provision	(862)	(459)	(978)	(1,023)
Income from continuing operations	108	647	264	1,457
Gain on sale of discontinued operation, net of taxes of $3.2 million	1,115	—	1,115	—
Income (loss) from discontinued operation, net of tax	87	(105)	28	(118)
Net income	$1,310	$542	$1,407	$1,339

Earnings per share:
Basic	$0.04	$0.02	$0.04	$0.04
Diluted	$0.04	$0.02	$0.04	$0.04

Weighted average shares outstanding:
Basic	34,428	34,332	34,396	34,331
Diluted	34,500	34,383	34,530	34,538